S&P GLOBAL DEMONSTRATES RESILIENCE IN SECOND QUARTER RESULTS

Reported Revenue Increased 42% vs. Prior Year and Decreased 5% vs. Pro Forma Revenue; Adjusted Revenue Decreased 5% vs. Non-GAAP Pro Forma Adjusted Revenue

Growth Across Five of Six Divisions, Offset by a Sharp Decline in Revenue Related to Debt Issuance

Diluted EPS Decreased 13% to $2.86 vs. 2Q21 and Increased 18% vs. Pro Forma Diluted EPS; Adjusted Diluted EPS Decreased 7% to $2.81 vs. Non-GAAP Pro Forma Adjusted Diluted EPS

Reported Operating Profit Margin Decreased 530 Basis Points to 49.5% from Prior Year and Increased 1,140 Basis Points to 49.5% from Pro Forma Operating Margin

Adjusted Operating Profit Margin Decreased 280 Basis Points to 47.2% compared to Non-GAAP Pro Forma Adjusted Operating Margin

Company is Reintroducing GAAP Guidance and Non-GAAP Pro Forma Adjusted Guidance

Company on Track to Achieve Merger-Related Synergies

Company has Repurchased $8.5B in Shares YTD; on Track to Complete $12B ASR by Year-end

Company to Hold Investor Day on December 1, 2022 in New York City

New York, NY, August 2, 2022 – S&P Global (NYSE: SPGI) today reported second quarter 2022 results with reported revenue of $2.99 billion, an increase of 42% compared to the same period last year, primarily due to the inclusion of IHS Markit businesses, partially offset by declines in Ratings revenue. Continued execution drove growth across five of the Company's six divisions, while Ratings transaction revenue continues to be negatively impacted by a sharp year-over-year reduction in debt issuance. GAAP net income increased 22% to $972 million and GAAP diluted earnings per share decreased 13% to $2.86 primarily due to the increase in shares outstanding as a result of the merger with IHS Markit. The Company also announced it will be holding an Investor Day on December 1, 2022 in New York City. The event will be in-person by invitation, and webcast publicly.

"As we pass the first 100 days as a combined company, we are very pleased with the progress we've made on integration," said Douglas L. Peterson, President and Chief Executive Officer of S&P Global. "We continue to focus on disciplined execution, evidenced by the fact that we delivered growth in five of our six divisions, and are ahead of schedule on cost and revenue synergies despite a challenging macro environment."

Adjusted revenue decreased 5% compared to non-GAAP pro forma adjusted revenue from the second quarter of 2021, or 3% on a constant currency basis. Adjusted net income declined 11% to $955 million compared to non-GAAP pro forma adjusted net income and adjusted diluted earnings per share decreased 7.0% to $2.81 compared to non-GAAP pro forma adjusted diluted earnings per share primarily due to a 5% decrease in pro forma fully diluted shares outstanding. Currency did not have a material impact on adjusted EPS. The largest non-core adjustments to earnings in the second quarter of 2022 were for gains on the sale of divested businesses and costs related to the merger with IHS Markit.

Important note on the presentation of financial results and guidance: GAAP financials and guidance are presented to reflect the close of the merger with IHS Markit, and the inclusion of its financial results, as of March 1, 2022. Adjusted financial information, including adjustments to pro forma GAAP financial information and guidance are presented on a pro forma basis as if the merger had closed on January 1, 2021, to facilitate year-over-year comparisons. Non-GAAP pro forma adjusted financials also exclude the contribution of divested businesses from all presented periods.

Profit Margin: The Company’s reported operating profit margin decreased 530 basis points to 49.5% due to the inclusion of IHS Markit and costs associated with the merger. Adjusted operating profit margin decreased 280 basis points to 47.2% compared to non-GAAP pro forma adjusted operating profit margin primarily due to a decline in Ratings transaction revenue, as well as increases in technology and compensation expense. Margin impact was partially offset by lower incentive expenses and cost synergies. The Company continues to expect expense growth (ex-synergies) to moderate through the rest of the year.

Return of Capital: During the second quarter, the combined Company returned $1.8 billion to shareholders through a combination of $1.5 billion in the form of an accelerated share repurchase (ASR) agreement and $286 million in cash dividends. Both the $1.5 billion ASR and the $ 7 billion ASR, launched in the first quarter, are part of the previously announced $12 billion ASR program, which the Company still expects to be completed by the end of the year. The two launched ASRs are anticipated to complete in early August and the Company expects to initiate a new $2.5 billion ASR program this month.

Market Intelligence: Reported revenue increased 91% to $1.03 billion in the second quarter of 2022 driven primarily by the inclusion of IHS Markit revenue and increased 4% compared to pro forma revenue. Adjusted revenue increased 7% to $1.02 billion compared to non-GAAP pro forma adjusted revenue with growth across all categories, led by double-digit growth in Credit & Risk Solutions. Reported operating profit increased to $702 million from the prior year and by $505 million on a pro forma basis with operating profit margin improving 3,580 basis points to 68.1% due to gain on sale of LCD. Adjusted operating profit increased 8% to $336 million compared to non-GAAP pro forma adjusted operating profit and adjusted operating profit margin increased 40 basis points to 33.0% compared to non-GAAP pro forma adjusted operating profit margin driven by strong revenue growth and the realization of merger-related cost synergies, partially offset by increases in compensation expense, cloud spend, and outside services.

Ratings: Reported revenue decreased 26% to $796 million in the second quarter of 2022. Transaction revenue decreased 44% to $344 million. Transaction revenue was negatively impacted by a year-over-year decrease in debt issuance across all categories. Non-transaction revenue decreased 1% to $452 million due primarily to lower Issuer Credit Rating revenue and unfavorable FX. Excluding FX, non-transaction revenue would have increased 2% year-over-year driven by growth at CRISIL.

Reported operating profit decreased 36% to $464 million from prior year and decreased 36% compared to pro forma operating profit. Operating profit margin decreased 950 basis points to 58.4% compared to the second quarter of 2021 and pro forma operating profit margin decreased 950 basis points to 58.3% on the combined impact of the decrease in transaction revenue partially offset by year-over-year declines in incentive compensation expense. Adjusted operating profit decreased 35% to $473 million compared to non-GAAP pro forma adjusted operating profit, and adjusted operating profit margin decreased 850 basis points to 59.5% compared to non-GAAP pro forma adjusted operating profit margin.

Commodity Insights: Reported revenue increased 74% to $438 million compared to the second quarter of 2022, primarily driven by the inclusion of IHS Markit, and increased 4% compared to pro forma revenue driven by Price Assessments, and strong growth in Advisory & Transactional Services, and Energy & Resources Data & Insights, offset by flat revenue growth in Upstream Data & Insight. Adjusted revenue increased 4% to $427 million compared to non-GAAP pro forma adjusted revenue, driven by the same factors. Reported operating profit increased 1% to $141 million compared to the prior year and decreased 10% to $141 million compared to pro forma operating profit while operating profit margin decreased 2,360 basis points to 32.2% compared to prior primarily due to the inclusion of IHS Markit. Adjusted operating profit increased 3% to $188 million compared to non-GAAP pro forma adjusted operating profit and adjusted operating profit margin decreased 40 basis points to 44.0% compared to non-GAAP pro forma adjusted operating profit margin. The impact of the Russia/Ukraine conflict was the most significant headwind to revenue and profit margins in the quarter. Excluding that impact, adjusted revenue growth would have been 7% year-over-year, and the non-GAAP pro forma adjusted operating profit margin would have improved more than 100 bps year-over-year.

Mobility: Reported revenue was $337 million in the second quarter of 2022 and increased 9% compared to pro forma revenue. Adjusted revenue increased 7% to $337 million in the second quarter of 2022 compared to non-GAAP pro forma adjusted revenue with growth driven by strength in Planning Solutions and Used Car offerings. Reported operating profit in the second quarter was $58 million and operating profit margin was 17.2%, and increased 41% compared to pro forma operating profit. Adjusted operating profit increased 9% to $141 compared to non-GAAP pro forma adjusted operating profit and adjusted operating profit margin increased 90 basis points to 41.9% compared to non-GAAP pro forma adjusted operating profit margin. Planned increases in headcount and advertising expense were somewhat offset by a reduction in purchased data and office costs, and incentive compensation.

S&P Dow Jones Indices: S&P Dow Jones Indices LLC is a majority-owned subsidiary. The consolidated results are included in S&P Global's income statement and the portion related to the 27% non-controlling interest is removed in net income attributable to non-controlling interests.

Reported revenue increased 22% to $339 million in the second quarter of 2022, primarily due to the inclusion of IHS Markit and increased 12% compared to pro forma revenue. Adjusted revenue increased 12% to $338 million in the second quarter of 2022 compared to non-GAAP pro forma adjusted revenue, driven by strong growth in exchange-traded derivatives, and Data & Custom Subscriptions, with growth partially tempered by slower growth in asset-linked fees due to market valuations.

Reported operating profit increased 37% to $270 million and increased 36% compared to pro forma operating profit. Operating profit margin decreased 880 basis points to 79.5%. Adjusted operating profit increased 16% to $243 million compared to non-GAAP pro forma adjusted operating profit. Adjusted operating profit margin improved 290 basis points to 71.9% compared to non-GAAP pro forma adjusted operating profit margin, driven by strong revenue growth, partially offset by increased technology and T&E expense. Operating profit attributable to the Company increased 37% to $198 million. Adjusted pro forma operating profit attributable to the Company increased 9% to $171 million.

Engineering Solutions: Reported revenue was $96 million in the second quarter of 2022 and increased 8% compared to pro forma revenue. Adjusted revenue increased 3% to $96 million in the second quarter of 2022 compared to non-GAAP pro forma adjusted revenue, with growth driven by strength in core subscription offerings and non-subscription products. Reported operating profit in the second quarter was $1 million and operating profit margin was 0.6%. Adjusted operating profit decreased 7% to $17 million compared to non-GAAP pro forma adjusted operating profit and adjusted operating profit margin decreased 190 basis points to 17.5% compared to non-GAAP pro forma adjusted operating profit margin, with expense growth driven by investment in product development and increased royalties.

Corporate Unallocated Expense: Reported Corporate Unallocated Expense of $165 million compares to $86 million of reported Corporate Unallocated Expense in the prior period, and $117 million pro forma Corporate Unallocated Expense. Adjusted Corporate Unallocated Expense was $22 million in the second quarter of 2022 compared to non-GAAP pro forma adjusted unallocated expense of $36 million in the second quarter of 2021. Adjusted pro forma Corporate Unallocated Expense declined from a year ago, caused by a combination of reduced incentive and fringe costs as well as the release of certain benefits accruals.

Provision for Income Taxes: The Company’s effective tax rate (excluding taxes in relation to earnings of unconsolidated subsidiaries) decreased to 24.5% in the second quarter of 2022 compared to 25.1% in the same period last year due to a post-merger change in the mix of income by jurisdiction. The adjusted effective tax rate (excluding taxes in relation to earnings of unconsolidated subsidiaries) decreased to 21.7% compared to 24.1% in the same period last year due to a post-merger change in the mix of income by jurisdiction. The Company’s effective tax rate may fluctuate from quarter to quarter due to the timing of discrete tax adjustments.

Balance Sheet and Cash Flow: Cash, cash equivalents, and restricted cash at the end of the second quarter were $3.6 billion. In the first six months of 2022, cash provided by operating activities was $676 million, cash provided by investing activities was $3,745 million, and cash used for financing activities was $7,268 million. Free cash flow in the first six months of 2022 was $510 million, a decrease of $1,038 million compared to the same period in 2021 and non-GAAP pro forma adjusted free cash flow excluding certain items was $1,625 million.

Outlook: The Company is reintroducing both GAAP and non-GAAP pro forma adjusted guidance for 2022 (suspended on June 1, 2022) to reflect the results of the second quarter, as well as our most recent views on the macro-economic and geopolitical environment. 2022 reported revenue is expected to increase more than 30%. GAAP diluted EPS is expected to be in a range of $10.20 to $10.40.

The Company is providing non-GAAP adjusted guidance on a pro forma basis that excludes merger expenses, and amortization of intangibles related to acquisitions. Non-GAAP pro forma adjusted guidance is provided to reflect expected financial results for the full year, as if the merger with IHS Markit (and associated divestitures) had been completed on January 1, 2021. Non-GAAP pro forma adjusted revenue is now expected to decline low to mid-single digits. Non-GAAP pro forma adjusted diluted EPS is expected in the range of $11.35 to $11.55. Non-GAAP pro forma adjusted free cash flow excluding certain items is expected in the range of $4.1 billion to $4.2 billion.

Comparison of Adjusted Information to U.S. GAAP Information: The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). Company financial results are also presented on an as-reported basis, and on a pro forma basis as if the merger had closed on January 1, 2021, for periods including fiscal year 2021, the three months ended June 30, 2021 and six months ended June 30, 2022 and 2021; the pro forma basis agrees to the Company’s previously filed unaudited pro forma combined condensed financial information presented in accordance Article 11 of Regulation S-X. The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted revenue and non-GAAP pro forma adjusted revenue; adjusted diluted earnings per share and non-GAAP pro forma adjusted diluted earnings per share; adjusted net income and non-GAAP pro forma adjusted net income; adjusted operating profit and margin and non-GAAP pro forma adjusted operating profit and margin; organic revenue; adjusted Corporate Unallocated expense and non-GAAP pro forma adjusted Corporate Unallocated expense; other income, net and non-GAAP pro forma adjusted other income, net; adjusted interest expense, net and non-GAAP pro forma adjusted interest expense, net; adjusted provision for income taxes and non-GAAP pro forma adjusted provision for income taxes; adjusted effective tax rates; adjusted income before taxes on income and non-GAAP pro forma adjusted income before taxes on income; adjusted non-GAAP pro forma diluted EPS guidance; free cash flow and non-GAAP pro forma adjusted free cash flow excluding certain items. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP on Exhibits 5, 6, 7 and 8. Reconciliations of certain forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability with estimating some of the items. The Company is not able to provide reconciliations of such forward-looking non-GAAP financial measures because certain items required for such reconciliations are outside of the Company’s control and/or cannot be reasonably predicted. Because of those challenges, reconciliations of such forward-looking non-GAAP financial measures are not available without unreasonable effort.

The Company’s non-GAAP measures include adjustments that reflect how management views our businesses. The Company believes these non-GAAP financial measures provide useful supplemental information that, in the case of non-GAAP financial measures other than free cash flow and non-GAAP pro forma adjusted free cash flow excluding certain items, enables investors to better compare the Company’s performance across periods, and management also uses these measures internally to assess the operating performance of its business, to assess performance for employee compensation purposes and to decide how to allocate resources. The Company believes that the presentation of free cash flow and non-GAAP pro forma adjusted free cash flow excluding certain items allows investors to evaluate the cash generated from our underlying operations in a manner similar to the method used by management and that such measures are useful in evaluating the cash available to us to prepay debt, make strategic acquisitions and investments, and repurchase stock. However, investors should not consider any of these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports.

Conference Call/Webcast Details: The Company’s senior management will review the second quarter 2022 earnings results on a conference call scheduled for today, August 2, at 8:30 a.m. EDT. Additional information presented on the conference call may be made available on the Company’s Investor Relations Website at http://investor.spglobal.com.

The Webcast will be available live and in replay at http://investor.spglobal.com/Quarterly-Earnings. (Please copy and paste URL into Web browser.)

Telephone access is available. U.S. participants may call (888) 603-9623; international participants may call +1 (630) 395-0220 (long-distance charges will apply). The passcode is “S&P Global” and the conference leader is Douglas Peterson. A recorded telephone replay will be available approximately two hours after the meeting concludes and will remain available until September 2, 2022. U.S. participants may call (866) 363-4070; international participants may call +1 (203) 369-0208 (long-distance charges will apply). No passcode is required.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, including statements about COVID-19 and the completed merger (the “Merger”) between a subsidiary of the Company and IHS Markit Ltd. (“IHS Markit”), which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

▪worldwide economic, financial, political, and regulatory conditions, and factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., COVID-19), geopolitical uncertainty (including military conflict), and conditions that may result from legislative, regulatory, trade and policy changes;
▪the ability of the Company to retain customers and to implement its plans, forecasts and other expectations with respect to IHS Markit’s business and realize expected synergies;
▪business disruption following the Merger;
▪the Company’s ability to meet expectations regarding the accounting and tax treatments of the Merger;
▪the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances, demand for investment products that track indices and assessments and trading volumes of certain exchange-traded derivatives;
▪the demand and market for credit ratings in and across the sectors and geographies where the Company operates;
▪the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber attack, data breach, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the ongoing COVID-19 pandemic;
▪the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for a system or network disruption that results in regulatory penalties and remedial costs or improper disclosure of confidential information or data;
▪the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

▪concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings, benchmarks and indices;
▪the effect of competitive products and pricing, including the level of success of new product developments and global expansion;
▪the Company’s exposure to potential criminal sanctions or civil penalties for noncompliance with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan, Syria and Venezuela, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions;
▪the continuously evolving regulatory environment, in Europe, the United States and elsewhere around the globe, affecting S&P Global Market Intelligence, S&P Global Ratings, S&P Global Commodity Insights, S&P Global Mobility, S&P Dow Jones Indices, S&P Global Engineering Solutions, and the products those business divisions offer including our ESG products, and the Company’s compliance therewith;
▪the Company’s ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;
▪consolidation in the Company’s end-customer markets;
▪the introduction of competing products or technologies by other companies;
▪the impact of customer cost-cutting pressures, including in the financial services industry and the commodities markets;
▪a decline in the demand for credit risk management tools by financial institutions;
▪the level of merger and acquisition activity in the United States and abroad;
▪the volatility and health of the energy and commodities markets;
▪our ability to attract, incentivize and retain key employees, especially in today’s competitive business environment;
▪the level of the Company’s future cash flows and capital investments;
▪the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates;
▪the Company's ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other offerings in the European Union and United Kingdom; and
▪the impact of changes in applicable tax or accounting requirements on the Company.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1A, Risk Factors, in our most recently filed Annual Report on Form 10-K.

About S&P Global
S&P Global (NYSE: SPGI) provides essential intelligence. We enable governments, businesses and individuals with the right data, expertise and connected technology so that they can make decisions with conviction. From helping our customers assess new investments to guiding them through ESG and energy transition across supply chains, we unlock new opportunities, solve challenges and accelerate progress for the world.

We are widely sought after by many of the world’s leading organizations to provide credit ratings, benchmarks, analytics and workflow solutions in the global capital, commodity and automotive markets. With every one of our offerings, we help the world’s leading organizations plan for tomorrow, today.

Investor Relations: http://investor.spglobal.com

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Contact:
Investor Relations:
Mark Grant
Senior Vice President, Investor Relations
Tel: +1 (347) 640-1521
mark.grant@spglobal.com

Media:
Ola Fadahunsi
Communications
Tel: +1 (332) 210-9935
ola.fadahunsi@spglobal.com

Christopher Krantz
Communications
Tel: +44 7976 632 638
christopher.krantz@spglobal.com

Exhibit 1
S&P Global
Condensed Consolidated Statements of Income
Three and six months ended June 30, 2022 and 2021
(dollars in millions, except per share data)

(unaudited)	Three Months			Six Months
	2022	2021	% Change	2022	2021	% Change

Revenue	$2,993	$2,106	42%	$5,383	$4,122	31%
Expenses	2,078	952	N/M	3,923	1,890	N/M
Gain on dispositions	(556)	—	N/M	(1,899)	(2)	N/M
Equity in Income on Unconsolidated Subsidiaries	(11)	—	N/M	(15)	—	N/M
Operating profit	1,482	1,154	28%	3,374	2,234	51%
Other income, net	(1)	(22)	95%	(50)	(29)	(68)%
Interest expense, net	90	32	N/M	147	63	N/M
Loss on extinguishment of debt, net	2	—	N/M	19	—	N/M
Income before taxes on income	1,391	1,144	22%	3,258	2,200	48%
Provision for taxes on income	340	287	19%	908	534	70%
Net income	1,051	857	23%	2,350	1,666	41%
Less: net income attributable to noncontrolling interests	(79)	(59)	(33)%	(143)	(113)	(26)%
Net income attributable to S&P Global Inc.	$972	$798	22%	$2,207	$1,553	42%

Earnings per share attributable to S&P Global Inc. common shareholders:
Net income:
Basic	$2.87	$3.31	(13)%	$7.19	$6.45	12%
Diluted	$2.86	$3.30	(13)%	$7.17	$6.42	12%

Weighted-average number of common shares outstanding:
Basic	338.0	240.8		306.8	240.7
Diluted	339.3	241.8		308.0	241.7

Actual shares outstanding at period end				336.2	241.0

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - % change in the tables throughout the exhibits are calculated off of the actual number, not the rounded number presented.
Note - S&P Global completed the merger with IHS Markit on February 28, 2022. The three and six months ended June 30, 2022 include results from IHS Markit since the date of acquisition.

Exhibit 2
S&P Global
Condensed Consolidated Balance Sheets
June 30, 2022 and December 31, 2021
(dollars in millions)

(unaudited)	June 30,	December 31,
	2022	2021

Assets:
Cash, cash equivalents, and restricted cash	$3,573	$6,505
Other current assets	2,662	2,305
Total current assets	6,235	8,810
Property and equipment, net	332	241
Right of use assets	557	426
Goodwill and other intangible assets, net	54,503	4,791
Equity in investment in unconsolidated subsidiaries	1,859	165
Other non-current assets	837	593
Total assets	$64,323	$15,026

Liabilities and Equity:
Short-term debt	$14	$—
Unearned revenue	2,933	2,217
Other current liabilities	2,011	1,598
Long-term debt	10,776	4,114
Lease liabilities — non-current	632	492
Deferred tax liability — non-current	4,449	174
Pension, other postretirement benefits and other non-current liabilities	708	895
Total liabilities	21,523	9,490
Redeemable noncontrolling interest	3,294	3,429
Total equity	39,506	2,107
Total liabilities and equity	$64,323	$15,026

Note - S&P Global completed the merger with IHS Markit on February 28, 2022. The balance sheet as of June 30, 2022 includes assets and liabilities assumed from the acquisition.

Exhibit 3
S&P Global
Condensed Consolidated Statements of Cash Flows
Six months ended June 30, 2022 and 2021
(dollars in millions)

(unaudited)	2022	2021

Operating Activities:
Net income	$2,350	$1,666
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	62	42
Amortization of intangibles	379	53
Deferred income taxes	(91)	(47)
Stock-based compensation	143	50
Gain on dispositions	(1,899)	(2)
Loss on extinguishment of debt, net	19	—
Other	106	35
Net changes in other operating assets and liabilities	(393)	(106)
Cash provided by operating activities	676	1,691

Investing Activities:
Capital expenditures	(40)	(25)
Acquisitions, net of cash acquired	275	(10)
Proceeds from dispositions	3,506	2
Changes in short-term investments	4	—
Cash provided by (used for) investing activities	3,745	(33)

Financing Activities:
Payments on short-term debt, net	(219)	—
Proceeds from issuance of senior notes, net	5,395	—
Payments on senior notes	(3,684)	—
Dividends paid to shareholders	(472)	(371)
Proceeds from noncontrolling interest holders	410	—
Distributions to noncontrolling interest holders	(126)	(118)
Repurchase of treasury shares	(8,503)	—
Exercise of stock options and employee withholding tax on share-based payments	(69)	(37)
Cash used for financing activities	(7,268)	(526)
Effect of exchange rate changes on cash	(85)	(33)
Net change in cash, cash equivalents, and restricted cash	(2,932)	1,099
Cash, cash equivalents, and restricted cash at beginning of period	6,505	4,122
Cash, cash equivalents, and restricted cash at end of period	$3,573	$5,221

Exhibit 4

S&P Global
Operating Results by Segment
Three and six months ended June 30, 2022 and 2021
(dollars in millions)

(unaudited)	Three Months			Six Months
	Revenue			Revenue
	2022	2021	% Change	2022	2021	% Change

Market Intelligence	$1,030	$539	91%	$1,758	$1,063	65%
Ratings	796	1,073	(26)%	1,663	2,090	(20)%
Commodity Insights	438	252	74%	801	492	63%
Mobility	337	—	N/M	452	—	N/M
Indices	339	278	22%	661	548	21%
Engineering Solutions	96	—	N/M	129	—	N/M
Intersegment Elimination	(43)	(36)	(18)%	(81)	(71)	(14)%
Total revenue	$2,993	$2,106	42%	$5,383	$4,122	31%

	Expenses			Expenses
	2022	2021	% Change	2022	2021	% Change

Market Intelligence (a)	$328	$365	(10)%	$(433)	$728	N/M
Ratings (b)	332	344	(4)%	687	680	1%
Commodity Insights (c)	297	111	N/M	502	217	N/M
Mobility (d)	279	—	N/M	376	—	N/M
Indices (e)	69	82	(15)%	168	161	5%
Engineering Solutions (f)	95	—	N/M	127	—	N/M
Corporate Unallocated expense (g)	165	86	91%	678	173	N/M
Equity in Income on Unconsolidated Subsidiaries (h)	(11)	—	N/M	(15)	—	N/M
Intersegment Elimination	(43)	(36)	(18)%	(81)	(71)	(14)%
Total expenses	$1,511	$952	59%	$2,009	$1,888	6%

	Operating Profit			Operating Profit

	2022	2021	% Change	2022	2021	% Change
Market Intelligence (a)	$702	$174	N/M	$2,191	$335	N/M
Ratings (b)	464	729	(36)%	976	1,410	(31)%
Commodity Insights (c)	141	141	1%	299	275	9%
Mobility (d)	58	—	N/M	76	—	N/M
Indices (e)	270	196	37%	493	387	27%
Engineering Solutions (f)	1	—	N/M	2	—	N/M
Total reportable segments	1,636	1,240	32%	4,037	2,407	68%
Corporate Unallocated expense (g)	(165)	(86)	(91)%	(678)	(173)	NM
Equity in Income on Unconsolidated Subsidiaries (h)	11	—	N/M	15	—	N/M
Total operating profit	$1,482	$1,154	28%	$3,374	$2,234	51%

N/M - Represents a change equal to or in excess of 100% or not meaningful
Note - S&P Global completed the merger with IHS Markit on February 28, 2022. The three and six months ended June 30, 2022 include results from IHS Markit since the date of acquisition.

Exhibit 4

(a)     The three and six months ended June 30, 2022 includes gain on dispositions of $518 million and $1.9 billion, respectively, employee severance charges of $13 million and $31 million, respectively, IHS Markit merger costs of $12 million and $15 million, respectively, and acquisition-related costs of $1 million. The six months ended June 30, 2021 includes a gain on disposition of $2 million. Additionally, amortization of intangibles from acquisitions of $133 million and $16 million is included for the three months ended June 30, 2022 and 2021, respectively, and $197 million and $33 million for the six months ended June 30, 2022 and 2021, respectively.
(b)     The three and six months ended June 30, 2022 includes employee severance charges of $7 million and $12 million, respectively. Additionally, amortization of intangibles from acquisitions of $2 million is included for the three months ended June 30, 2022 and 2021, and $3 million and $7 million for the six months ended June 30, 2022 and 2021, respectively.
(c)    The three and six months ended June 30, 2022 includes employee severance charges of $17 million and $24 million, respectively, and IHS Markit merger costs of $4 million and $6 million, respectively. Additionally, amortization of intangibles from acquisitions of $32 million and $2 million is included for the three months ended June 30, 2022 and 2021, respectively, and $45 million and $4 million for the six months ended June 30, 2022 and 2021, respectively.
(d)    The three and six months ended June 30, 2022 includes acquisition-related costs of $3 million and $4 million, respectively, employee severance charges of $2 million, and IHS Markit merger costs of $1 million. Amortization of intangibles from acquisitions of $77 million and $101 million is included for the three and six months ended June 30, 2022, respectively.
(e)    The three and six months ended June 30, 2022 includes a gain on disposition of $38 million, employee severance charges of $2 million and $4 million, respectively, and IHS Markit merger costs of $1 million. Additionally, amortization of intangibles from acquisitions of $9 million and $1 million is included for the three months ended June 30, 2022 and 2021, respectively, and $13 million and $3 million for the six months ended June 30, 2022 and 2021, respectively.
(f)    The three and six months ended June 30, 2022 includes employee severance charges of $1 million and $2 million, respectively. Amortization of intangibles from acquisitions of $15 million and $19 million is included for the three and six months ended June 30, 2022, respectively.
(g)    The three and six months ended June 30, 2022 includes IHS Markit merger costs of $117 million and $357 million, respectively, employee severance charges of $18 million and $64 million, respectively, acquisition-related costs of $4 million and $5 million, respectively, and an asset write-off of $3 million. The six months ended June 30, 2022 includes a S&P Foundation grant of $200 million and lease impairments of $5 million. The three and six months ended June 30, 2021 includes $50 million and $99 million, respectively, of IHS Markit merger costs and a lease impairment of $3 million. The six months ended June 30, 2021 includes Kensho retention related expense of $2 million. Amortization of intangibles from acquisitions of $1 million and $7 million is included for the six months ended June 30, 2022 and 2021, respectively.
(h)    Amortization of intangibles from acquisitions of $14 million and $28 million is included for the three and six months ended June 30, 2022, respectively.

Exhibit 5
S&P Global
Operating Results - Non-GAAP Financial Information
Three and six months ended June 30, 2022 and 2021
(dollars in millions, except per share amounts)
Adjusted Revenue/Non-GAAP Pro Forma Adjusted Revenue

(unaudited)		Three Months			Six Months
		2022	2021	% Change	2022	2021	% Change

Market Intelligence	Revenue/Pro forma revenue *	$1,030	$995	4%	$2,049	$1,966	4%
	Pro forma non-GAAP adjustments	—	(30)		—	(66)
	Fiscal period alignment adjustment	—	(8)		—	7
	Divestitures	(10)	—		(10)	—
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$1,020	$957	7%	$2,039	$1,907	7%

Ratings	Revenue/Pro forma revenue *	$796	$1,073	(26)%	$1,663	$2,090	(20)%
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$796	$1,073	(26)%	$1,663	$2,090	(20)%

Commodity Insights	Revenue/Pro forma revenue *	$438	$422	4%	$904	$814	11%
	Pro forma non-GAAP adjustments	—	4		—	8
	Fiscal period alignment adjustment	—	(13)		—	1
	Divestitures	(12)	—		(12)	—
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$427	$413	4%	$892	$823	9%

Mobility	Revenue/Pro forma revenue *	$337	$308	9%	$661	$585	13%
	Pro forma non-GAAP adjustments	—	7		—	13
	Fiscal period alignment adjustment	—	—		—	13
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$337	$315	7%	$661	$611	8%

Indices	Revenue/Pro forma revenue *	$339	$303	12%	$678	$600	13%
	Divestitures	(1)	—		(1)	—
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$338	$303	12%	$677	$600	13%

Engineering Solutions	Revenue/Pro forma revenue *	$96	$89	8%	$194	$177	10%
	Pro forma non-GAAP adjustments	—	2		—	4
	Fiscal period alignment adjustment	—	2		—	3
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$96	$93	3%	$194	$184	5%

Intersegment Elimination	Revenue/Pro forma revenue *	$(43)	$(41)	(7)%	$(85)	$(80)	(7)%
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$(43)	$(41)	(7)%	$(85)	$(80)	(7)%

Total SPGI	Revenue/Pro forma revenue *	$2,993	$3,149	(5)%	$6,065	$6,152	(1)%
	Pro forma non-GAAP adjustments	—	(17)		—	(41)
	Fiscal period alignment adjustment	—	(19)		—	24
	Divestitures	(23)	—		(23)	—
	Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$2,970	$3,113	(5)%	$6,042	$6,135	(2)%

Exhibit 5
Adjusted Operating Profit/Non-GAAP Pro Forma Adjusted Operating Profit

(unaudited)		Three Months			Six Months
		2022	2021	% Change	2022	2021	% Change
Market Intelligence	Operating profit/Pro forma operating profit *	$702	$197	N/M	$2,175	$366	N/M
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (a)	(491)	99		(1,733)	209
	Deal-related amortization/Pro forma deal-related amortization	133	16		197	33
	Fiscal period alignment adjustment	—	—		—	(15)
	Divestitures	(8)	—		(8)	—
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$336	$312	8%	$631	$593	6%

Ratings	Operating profit/Pro forma operating profit *	$464	$727	(36)%	$970	$1,406	(31)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (b)	7	—		12	1
	Deal-related amortization/Pro forma deal-related amortization	2	2		4	7
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$473	$729	(35)%	$986	$1,414	(30)%

Commodity Insights	Operating profit/Pro forma operating profit *	$141	$156	(10)%	$304	$281	8%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (c)	21	35		45	83
	Deal-related amortization/Pro forma deal-related amortization	32	2		45	4
	Fiscal period alignment adjustment	—	(9)		—	1
	Divestitures	(7)	—		(7)	—
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$188	$184	3%	$388	$369	5%

Mobility	Operating profit/Pro forma operating profit *	$58	$41	41%	$112	$60	87%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (d)	6	86		50	172
	Deal-related amortization/Pro forma deal-related amortization	77	—		101	—
	Fiscal period alignment adjustment	—	2		—	12
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$141	$129	9%	$263	$244	9%

Indices	Operating profit/Pro forma operating profit *	$270	$199	36%	$493	$391	26%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (e)	(35)	8		(27)	17
	Deal-related amortization/Pro forma deal-related amortization	9	2		13	3
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$243	$209	16%	$478	$411	16%

Exhibit 5

(unaudited)		Three Months			Six Months
		2022	2021	% Change	2022	2021	% Change
Engineering Solutions	Operating profit/Pro forma operating profit *	$1	$—	N/M	$7	$1	N/M
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (f)	2	15		10	28
	Deal-related amortization	15	—		19	—
	Fiscal period alignment adjustment	—	3		—	3
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$17	$18	(7)%	$35	$32	4%

Total Segments	Operating profit/Pro forma operating profit *	$1,636	$1,320	24%	$4,061	$2,505	62%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization)	(490)	243		(1,643)	510
	Deal-related amortization	268	22		379	47
	Fiscal period alignment adjustment	—	(4)		—	1
	Divestitures	(15)	—		(15)	—
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$1,398	$1,581	(11)%	$2,781	$3,063	(9)%

Corporate Unallocated Expense	Operating profit/Pro forma operating profit *	(165)	$(117)	(41)%	$(343)	$(339)	(1)%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (g)	143	78		300	265
	Deal-related amortization	—	—		—	7
	Fiscal period alignment adjustment	—	3		—	(12)
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$(22)	$(36)	(40)%	$(43)	$(79)	(46)%

Equity in Income on Unconsolidated Subsidiaries	Operating profit/Pro forma operating profit *	$11	$(4)	N/M	$23	$(8)	N/M
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization)	—	17		—	43
	Deal-related amortization	14	—		28	—
	Fiscal period alignment adjustment	—	—		—	9
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$25	$13	90%	$52	$44	16%

Total SPGI	Operating profit/Pro forma operating profit *	$1,482	$1,199	24%	$3,741	$2,158	73%
	Non-GAAP adjustments/Pro forma non-GAAP adjustments (excludes deal-related amortization) (a) (b) (c)(d) (e) (f) (g)	(347)	338		(1,343)	818
	Deal-related amortization	282	22		407	54
	Fiscal period alignment adjustment	—	(1)		—	(2)
	Divestitures	(15)	—		(15)	—
	Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$1,402	$1,558	(10)%	$2,790	$3,028	(8)%

Exhibit 5
Other Income, Net/Non-GAAP Pro Forma Adjusted Other Income, Net

	Three Months			Six Months
(unaudited)	2022	2021	% Change	2022	2021	% Change

Other income, net/Pro forma other income, net *	$(1)	$(22)	95%	$(46)	$(31)	(48)%
Fiscal period alignment adjustment	—	—		—	(2)
Other income, net/Non-GAAP pro forma adjusted other income, net *	$(1)	$(22)	95%	$(46)	$(33)	(39)%

Adjusted Interest Expense, Net/Non-GAAP Pro Forma Adjusted Interest Expense, Net

	Three Months			Six Months
(unaudited)	2022	2021	% Change	2022	2021	% Change

Interest expense, net/Pro forma interest expense, net *	$90	$58	55%	$212	$117	81%
Pro forma non-GAAP adjustments	—	29		(31)	58
Fiscal period alignment adjustment	—	—		—	(1)
Adjusted interest expense, net/Non-GAAP pro forma adjusted interest expense, net *	$90	$87	4%	$181	$174	4%

Adjusted Provision for Income Taxes/Non-GAAP Pro Forma Adjusted Provision for Income Taxes

	Three Months			Six Months
(unaudited)	2022	2021	% Change	2022	2021	% Change

Provision for income taxes/Pro forma provision for income taxes *	$340	$235	45%	$928	$419	N/M
Pro forma non-GAAP adjustments (a) (b) (c)(d) (e) (f) (g) (h) (i)	(124)	106		(475)	218
Deal-related amortization	66	5		93	11
Fiscal period alignment adjustment	—	10		—	22
Divestitures	(4)	—		(4)	—
Adjusted provision for income taxes/Non-GAAP pro forma adjusted provision for income taxes *	$279	$356	(22)%	$543	$670	(19)%

Exhibit 5

Adjusted Effective Tax Rate /Pro Forma Non-GAAP Performance Adjusted Effective Tax Rate

	Three Months			Six Months
(unaudited)	2022	2021	% Change	2022	2021	% Change

Adjusted operating profit/Non-GAAP pro forma adjusted operating profit *	$1,402	$1,558	(10)%	$2,790	$3,028	(8)%
Other income, net/Non-GAAP pro forma adjusted other income, net *	(1)	(22)		(46)	(33)
Adjusted interest expense, net/Non-GAAP pro forma adjusted interest expense, net *	90	87		181	174
Adjusted income before taxes on income/Non-GAAP pro forma adjusted income before taxes on income *	$1,313	$1,493	(12)%	$2,656	$2,887	(8)%
Adjusted provision for income taxes/Non-GAAP pro forma adjusted provision for income taxes *	$279	$356		$543	$670
Adjusted effective tax rate/Non-GAAP pro forma adjusted pro forma effective tax rate 1 *	21.2%	23.9%		20.4%	23.2%

1 The adjusted effective tax rate is calculated by dividing provision for income taxes by the adjusted income before taxes, which includes income from unconsolidated subsidiaries. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the three months ended June 30, 2022 and 2021 was 21.7% and 24.1%, respectively. The adjusted effective tax rate excluding income from unconsolidated subsidiaries for the six months ended June 30, 2022 and 2021 was 20.8% and 23.6%, respectively.

Non-GAAP Pro Forma Adjusted Net Income attributable to SPGI and Diluted EPS

	2022		2021		% Change
(unaudited)	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS	Net Income attributable to SPGI	Diluted EPS

	Three Months
Adjusted/Pro forma *	$972	$2.86	$865	$2.43	12%	18%
Adjusted non-GAAP adjustments/Pro forma non-GAAP adjustments	(221)	(0.65)	203	0.57
Adjusted deal-related amortization/Pro forma deal-related amortization	216	0.64	17	0.05
Fiscal period alignment adjustment	—	—	(8)	(0.02)
Divestitures	(11)	(0.03)	—	—
Adjusted/Non-GAAP pro forma adjusted [1] *	$955	$2.81	$1,077	$3.03	(11)%	(7)%

	Six Months
Adjusted/Pro forma *	$2,502	$7.25	$1,539	$4.33	63%	67%
Adjusted non-GAAP adjustments/Pro forma non-GAAP adjustments	(835)	(2.42)	542	1.52
Adjusted deal-related amortization/Pro forma deal-related amortization	314	0.91	43	0.12
Fiscal period alignment adjustment	(11)	(0.03)	(22)	(0.06)
Adjusted/Non-GAAP pro forma adjusted [1] *	$1,969	$5.71	$2,102	$5.91	(6)%	(3)%

N/M - Represents a change equal to or in excess of 100% or not meaningful
* - The three months ended June 30, 2021 and six months ended June 30, 2022 and 2021 include non-GAAP pro forma adjusted measures. For pro forma to Non-GAAP pro forma adjusted reconciliations refer to Exhibit 99.2 of the current report on Form 8-K furnished on August 2, 2022.
Note - Totals presented may not sum due to rounding.
Note - Adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility, Indices, and Engineering Solutions was 33%, 60%, 44%, 42%, 72%, and 17% for the three months ended June 30, 2022. Adjusted operating profit margin for the Company was

Exhibit 5
47% for the three months ended June 30, 2022. Non-GAAP pro forma adjusted operating profit margin for Market Intelligence, Ratings, Commodity Insights, Mobility, Indices, and Engineering Solutions was 31%, 59%, 43%, 40%, 71%, and 18% for the six months ended June 30, 2022. Non-GAAP pro forma adjusted operating profit margin for the Company was 46% for the six months ended June 30, 2022. Adjusted operating profit margin is calculated as adjusted operating profit divided by revenue. Non-GAAP pro forma adjusted operating profit margin is calculated as non-GAAP pro forma adjusted operating profit divided by Non-GAAP pro forma adjusted revenue.

Note - Divestitures include pro forma adjustments assuming the dispositions required to obtain regulatory approval to complete the merger took place on January 1, 2021. S&P Global’s divestitures primarily include CUSIP Global Services, its Leveraged Commentary and Data (“LCD”) business and a related family of leveraged loan indices while IHS Markit’s divestitures include Oil Price Information Services (“OPIS”); Coal, Metals and Mining; and PetroChem Wire businesses and its base chemicals business.

(a)     The three and six months ended June 30, 2022 includes gain on dispositions of $518 million ($396 million after-tax) and $1.9 billion ($1.4 billion after-tax), respectively, employee severance charges of $13 million ($10 million after-tax) and $31 million ($24 million after-tax), respectively, IHS Markit merger costs of $12 million ($10 million after-tax) and $15 million ($11 million after-tax), respectively, and acquisition-related costs of $1 million ($1 million after-tax).
(b)     The three and six months ended June 30, 2022 includes employee severance charges of $7 million ($6 million after-tax) and $12 million ($9 million after-tax), respectively.
(c)    The three and six months ended June 30, 2022 includes employee severance charges of $17 million ($13 million after-tax) and $24 million ($18 million after-tax), respectively, and IHS Markit merger costs of $4 million ($3 million after-tax) and $6 million ($5 million after-tax), respectively.
(d)    The three and six months ended June 30, 2022 includes acquisition-related costs of $3 million ($3 million after-tax) and $4 million ($3 million after-tax), respectively, employee severance charges of $2 million ($2 million after-tax), and IHS Markit merger costs of $1 million ($1 million after-tax).
(e)    The three and six months ended June 30, 2022 includes a gain on disposition of $38 million ($31 million after-tax), employee severance charges of $2 million ($1 million after-tax) and $4 million ($3 million after-tax), respectively, and IHS Markit merger costs of $1 million ($1 million after-tax).
(f)    The three and six months ended June 30, 2022 includes employee severance charges of $1 million ($1 million after-tax) and $2 million ($1 million after-tax), respectively.
(g)    The three and six months ended June 30, 2022 includes IHS Markit merger costs of $117 million ($89 million after-tax) and $357 million ($288 million after-tax), respectively, employee severance charges of $18 million ($15 million after-tax) and $64 million ($49 million after-tax), respectively, acquisition-related costs of $4 million ($3 million after-tax) and $5 million ($2 million after-tax), respectively, and an asset write-off of $3 million ($3 million after-tax). The six months ended June 30, 2022 includes a S&P Foundation grant of $200 million ($151 million after-tax) and lease impairments of $5 million ($3 million after-tax).
(h)    The three and six months ended June 30, 2022 includes tax expense of $49 million and $157 million, respectively, associated with a gain on disposition and tax expense of $4 million and $12 million, respectively, due to annualized effective tax rate differences for GAAP.
(i)    The three and six months ended June 30, 2022 includes a loss on the extinguishment of debt of $2 million ($1 million after-tax) and $19 million ($14 million after-tax).

Exhibit 6
S&P Global
Revenue Information
Three and six months ended June 30, 2022 and 2021
(dollars in millions)
Adjusted Revenue/Non-GAAP Pro Forma Adjusted Revenue by Type

	Three Months
(unaudited)	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Market Intelligence	$856	$781	10%	$42	$42	2%	$—	$—	N/M
Ratings	—	—	N/M	344	615	(44)%	452	458	(1)%
Commodity Insights	386	370	4%	26	27	(2)%	—	—	N/M
Mobility	264	239	10%	73	75	(3)%	—	—	N/M
Indices	67	64	6%	—	—	N/M	—	—	N/M
Engineering Solutions	89	87	2%	7	6	10%	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(43)	(40)	N/M
Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$1,662	$1,541	8%	$492	$765	(36)%	$409	$418	(2)%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)

Market Intelligence	$—	$—	N/M	$—	$—	N/M	$121	$134	(10)%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	15	16	(6)%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	214	204	5%	57	35	64%	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$214	$204	5%	$72	$51	41%	$121	$134	(10)%

	Six Months
	Subscription (a)			Non-subscription / Transaction (b)			Non-transaction (c)
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change
Market Intelligence	$1,705	$1,549	10%	$91	$85	7%	$—	$—	N/M
Ratings	—	—	N/M	747	1,197	(38)%	916	893	3%
Commodity Insights	771	730	6%	88	60	46%	—	—	N/M
Mobility	517	465	11%	144	144	(1)%	—	—	N/M
Indices	137	126	9%	—	—	N/M	—	—	N/M
Engineering Solutions	178	173	3%	16	12	34%	—	—	N/M
Intersegment elimination	—	—	N/M	—	—	N/M	(84)	(79)	(7)%
Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$3,308	$3,043	9%	$1,086	$1,498	(28)%	$832	$814	2%

	Asset-linked fees (d)			Sales usage-based royalties (e)			Recurring variable (f)
Market Intelligence	$—	$—	N/M	$—	$—	N/M	$242	$274	(11)%
Ratings	—	—	N/M	—	—	N/M	—	—	N/M
Commodity Insights	—	—	N/M	34	32	6%	—	—	N/M
Mobility	—	—	N/M	—	—	N/M	—	—	N/M
Indices	432	398	9%	108	76	41%	—	—	N/M
Engineering Solutions	—	—	N/M	—	—	N/M	—	—	N/M
Adjusted revenue/Non-GAAP pro forma adjusted revenue *	$432	$398	9%	$142	$108	31%	$242	$274	(11)%

N/M - Represents a change equal to or in excess of 100% or not meaningful

Exhibit 6
* - The three months ended June 30, 2021 and six months ended June 30, 2022 and 2021 include non-GAAP pro forma adjusted measures. For pro forma to Non-GAAP pro forma adjusted reconciliations refer to Exhibit 99.2 of the current report on Form 8-K furnished on August 2, 2022.

(a)    Subscription revenue is primarily derived from distribution of data, valuation services, analytics, third party research, and credit ratings-related information through both feed and web-based channels, market data and market insights along with other information products and software term licenses, and Mobility's core information products.
(b)    Non-subscription / transaction revenue is primarily related to ratings of publicly-issued debt and bank loan ratings.
(c)    Non-transaction revenue is primarily related to surveillance of a credit rating, annual fees for customer relationship-based pricing programs, fees for entity credit ratings and global research and analytics at CRISIL. Non-transaction revenue also includes an intersegment revenue elimination charged to Market Intelligence for the rights to use and distribute content and data developed by Ratings.
(d)    Asset-linked fees is primarily related to fees based on assets underlying exchange-traded funds, mutual funds and insurance products.
(e)    Sales usage-based royalty revenue is primarily related to trading based fees from exchange-traded derivatives and licensing of its proprietary market price data and price assessments to commodity exchanges.
(f)    Recurring variable revenue represents revenue from contracts for services that specify a fee based on, among other factors, the number of trades processed, assets under management, or the number of positions valued.

Exhibit 7
S&P Global
Non-GAAP Financial Information
Three and six months ended June 30, 2022 and 2021
(dollars in millions)
 Computation of Free Cash Flow and Non-GAAP Pro Forma Adjusted Free Cash Flow Excluding Certain Items

(unaudited)	Six Months
	2022	2021
Cash provided by operating activities	$676	$1,691
Capital expenditures	(40)	(25)
Distributions to noncontrolling interest holders	(126)	(118)
Free cash flow	$510	$1,548
IHS Markit merger costs	485	77
Tax on gain from sale of divestitures	350	—
S&P Global Foundation grant	200	—
Debt financing derivative	85	—
IHS Markit free cash flow prior to acquisition	(15)	—
Russia suspension costs	10	—
Non-GAAP pro forma adjusted free cash flow excluding certain items	$1,625	$1,625

Adjusted Indices Net Operating Profit/Non-GAAP Pro Forma Adjusted Indices Net Operating Profit

(unaudited)	Three Months			Six Months
	2022	2021	% Change	2022	2021	% Change
Adjusted Indices operating profit/Non-GAAP pro forma adjusted Indices operating profit *	$243	$209	16%	$478	$411	16%
Less: income attributable to NCI	72	52		131	103
Adjusted Indices net operating profit/Non-GAAP pro forma Indices adjusted net operating profit *	$171	$157	9%	$347	$308	13%

* - The three months ended June 30, 2021 and six months ended June 30, 2022 and 2021 include non-GAAP pro forma adjusted measures. For pro forma to Non-GAAP pro forma adjusted reconciliations refer to Exhibit 99.2 of the current report on Form 8-K furnished on August 2, 2022.

Exhibit 8
S&P Global
 Non-GAAP Guidance

Reconciliation of 2022 Non-GAAP Guidance

(unaudited)
	Low	High
GAAP Diluted EPS	$10.20	$10.40
Deal-related amortization	2.13	2.13
IHS Markit merger costs	1.49	1.49
Foundation contribution	0.46	0.46
Gain on dispositions	(4.36)	(4.36)
Interest expense	0.17	0.17
Tax rate	1.15	1.15
Pro forma adjustment capturing IHS Markit Jan/Feb results	0.69	0.69
WASO difference between performance and GAAP	(0.58)	(0.58)
Non-GAAP pro forma adjusted Diluted EPS	$11.35	$11.55